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                                                                    Exhibit 10.9

Form of the Employment Agreement dated as of June 1, 2000 between the Company and Richard A. May and Patrick R. Hunt

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of June 1, 2000, is made and entered by and between Great Lakes REIT, a Maryland real estate investment trust (the "Company"), and______________ (the "Executive").

                                   WITNESSETH:

          WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company; and

          WHEREAS, the Company recognizes that, as is the case for most publicly-held companies, the possibility of a Change in Control (as hereinafter defined) exists; and

          WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control and otherwise; and

          WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

          WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company;

          NOW, THEREFORE, the Company and the Executive agree as follows:

          1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for the Executive immediately prior to the date of this Agreement or such higher rate as may be determined from time to time by the Board or a committee thereof.

          (b)  "Board" means the Board of Trustees of the Company.

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          (c)  "Cause" means that the Executive shall have (i) willfully and continually failed to perform his duties with the Company (other than any such failure that is due to physical or mental incapacity) after a demand for substantial performance shall have been delivered to the Executive by the Board, specifically identifying the manner in which the Board believes the Executive has not substantially performed his duties, or (ii) willfully engaged in misconduct or illegal conduct that is materially injurious to the Company. For the purposes of this Section 1(c), no act or failure to act by the Executive shall be considered "willful", unless done or omitted to be done not in good faith and without a reasonable belief that the act or omission was in the best interests of the Company, and the unwillingness of the Executive to accept any change in the nature, scope or level of his authority, powers, responsibilities, functions or duties, a reduction in his total compensation (including Base Pay and Incentive Pay) or Employee Benefits, a relocation of his place of employment that the Executive deems to be unreasonable in the light of his personal circumstances, or other action by or at the request of the Company in respect of his position, authority, powers, responsibilities, functions or duties that the Executive reasonably deems to be contrary to this Agreement, shall not be considered by the Board to be a failure to perform on the part of the Executive or to be misconduct or illegal conduct by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the members of the Board then in office (excluding for all purposes related to this determination, each member of the Board who is also then an employee of the Company) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive shall choose to have counsel present at such meeting), to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive shall have been guilty of an act or omission constituting Cause and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such finding of the Board.

          (d) "Change in Control" means the occurrence during the Term of any of the following events:

               (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

               (ii) The Company sells, liquidates, dissolves or otherwise transfers all or substantially all of its assets to one or more persons or entities in a single transaction or a series of related transactions other than a transfer or sale to an entity other than an entity with respect to which a majority of the combined voting power of the then-outstanding Voting Stock of such entity immediately after such sale, liquidation, dissolution or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale, liquidation, dissolution or transfer;

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               (iii)   There is a report filed on Schedule 13D or Schedule TO
     (or any successor schedule, form or report), as promulgated in each case pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange
     Act) (a "Person") has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

               (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

               (v) If, during any period of 24 consecutive months, individuals who at the beginning of any such period constitute the Trustees of the Company cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that for the purposes of this clause (v) each Trustee who is first elected (or first nominated for election by the Company's shareholders) by a vote of at least two-thirds of the Trustees of the Company then still in office who were Trustees of the Company at the beginning of any such period will be deemed to have been a Trustee of the Company at the beginning of such period, but excluding any such Trustee whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-1 of the Exchange Act) with respect to the election or removal of Trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

Notwithstanding the foregoing provisions of Sections 1(d)(iii) and 1(d)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for the purposes of
Section 1(d)(iii) or 1(d)(iv) solely because (1) the Company, (2) a Subsidiary or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock in excess of 50% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

          (e) "Competitive Activity" means the Executive's participation in the management of any business enterprise without the written consent of an officer of the Company, if (i) such enterprise engages in substantial and direct competition with the Company and such enterprise's revenues attributable to any operations that are competitive with any revenue generating operations of the Company amounted to at least 10% of such enterprise's net revenues for its most recently completed fiscal year and (ii) the Company's net revenues attributable to such operations amounted to at least 10% of the Company's net revenues for its most recently completed fiscal year. "Competitive Activity" shall not include the mere ownership of securities

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in any such enterprise and the exercise of rights appurtenant thereto and shall not include participation in the management of any such enterprise except in connection with any such competitive operations of such enterprise.

          (f) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit plans, policies, programs or arrangements in which the Executive is entitled to participate, including but not limited to any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit plans, policies, programs or arrangements that may now exist or any equivalent successor plans, policies, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder as of the date of this Agreement or at any time within the six month period immediately preceding the applicable measurement date.

          (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (h)  "Good Reason" means any of the following:

               (i) (1) A failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company or a Subsidiary (or any successor thereto by operation of law of or otherwise), as the case may be, that the Executive held as of the date of this Agreement or at any time within the six month period immediately preceding the applicable measurement date or (2) the removal of the Executive as a Trustee of the Company or a Subsidiary (or any successor thereto) if the Executive shall have been a Trustee of the Company or a Subsidiary as of the date of this Agreement or at any time within the six month period immediately preceding the applicable measurement date;

               (ii) A significant adverse change in the nature, scope or level of the authority, powers, responsibilities, functions or duties attached to the position with the Company and any Subsidiary that the Executive held as of the date of this Agreement or at any time within the six month period immediately preceding the applicable measurement date, or a reduction in the Executive's aggregate Base Pay and Incentive Pay received from the Company and any Subsidiary, or the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof, any of which shall not have been remedied by the Company within 30 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

               (iii) A good faith determination by the Executive that a change in circumstances shall have occurred following the date of this Agreement, including but not limited to a change in the scope of the business or other activities for which the Executive

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     was responsible as of the date of this Agreement or at any time within the sixth month period immediately prior to the applicable measurement date, which shall have rendered the Executive substantially unable to carry out, shall have substantially hindered the Executive's performance of, or shall have caused the Executive to suffer a substantial reduction in, any of the authority, powers, responsibilities, functions or duties attached to the position held by the Executive as of the date of this Agreement or any time within the six month period immediately prior to the applicable measurement date and shall not have been remedied within 30 calendar days after written notice to the Company from the Executive of such determination. Any such determination by the Executive shall be presumed to have been made in good faith and shall be final and binding upon the parties hereto, unless within such thirty-calendar-day period, there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the members of the Board then in office (excluding for all purposes related to this determination, each member of the Board who is also then an employee of the Company) at a meeting of the Board called and held for such purpose (after an opportunity for the Executive, together with the Executive's counsel (if the Executive shall choose to have counsel present at such meeting), to be heard before the Board) finding that, in the good faith opinion of the Board, such determination by the Executive shall not have been made in good faith and specifying in detail the bases of such finding. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such finding of the Board;

               (iv) A relocation of the Executive's place of employment to a place that is more than 50 miles farther from the place where he or she is residing on the date of this Agreement than is the place of his or her employment on the date of this Agreement; or

               (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto that is not remedied by the Company (or any such successor) within 30 calendar days after receipt by the Company (or any such successor) of written notice from the Executive of such breach.

          (i) "Incentive Pay" means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, plan, policy, program or arrangement (whether or not funded) of the Company (or any successor thereto) that shall provide the Executive with the opportunity to receive benefits at least equal to those that he had an opportunity to receive under any such plan, policy, program or arrangement maintained by the Company as of the date of this Agreement or at any time within the six month period immediately prior to the applicable measurement date.

          (j) "Retirement Plans" means the retirement income, supplemental executive retirement, excess benefits and retiree medical, life and similar benefit plans providing retirement perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

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          (k)  "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the first anniversary of the occurrence of the Change in Control.

          (l) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

          (m) "Term" means the period commencing as of the date hereof and expiring at the close of business on June 30, 2003; PROVIDED, HOWEVER, that commencing on July 1, 2000, and on each July 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless the Company or the Executive shall have given not less than 90 days' prior written notice that the Company or the Executive, as the case may be, does not wish to have the Term so extended. For the purposes of this Section 1(m), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Executive's employment among the Company and any Subsidiaries.

          (n) "Termination Date" means the date on which the Executive's employment is terminated. However, if the termination is by the Executive for Good Reason pursuant to Section 4(a) the effective date for the purpose of computing the Executive's Severance Compensation under Section (1) of Annex A shall be the date of the Executive's termination notice or such other following date not more than thirty (30) days thereafter that may be specified by the Executive in such notice.

          (o) "Voting Stock" means securities entitled to vote generally in the election of trustees.

          2. DUTIES OF EXECUTIVE. During the Term, the Executive shall remain in the employ of the Company in the position and with substantially the same authority, powers, responsibilities, functions and duties that he or she had as of the date of this Agreement or such different or additional positions, authority, powers, responsibilities, functions and duties as the Company and the Executive may hereafter mutually agree in writing. Throughout the Term, the Executive shall devote substantially all of his or her time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for senior executives as of the date of this Agreement) to the business and affairs of the Company, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (a) serving as a director, trustee or member of or participant in any organization or business, provided that such activity would not constitute Competitive Activity if conducted by the Executive after the Termination Date, (b) engaging in charitable and community activities or (c) managing his or her personal investments, provided that such activities do not materially interfere with the Executive's performance of his or her duties hereunder.

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          3.   COMPENSATION DURING TERM. During the Term:

          (a) The Executive (i) shall receive Base Pay and (ii) shall be provided the opportunity to receive Incentive Pay.

          (b) The Executive shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits provided under, any and all plans, policies, programs or arrangements in which similarly situated senior executives of the Company participate providing Employee Benefits; PROVIDED, HOWEVER, that the Executive's rights thereunder shall be governed by the terms thereof and shall not be expanded hereunder or otherwise affected hereby; PROVIDED FURTHER, HOWEVER that, notwithstanding the foregoing, if and to the extent such Employee Benefits are not payable or provided under any such plan, policy, program or arrangement, the Company shall pay or provide therefor. Nothing in this Agreement shall preclude the improvement or enhancement of any Employee Benefits, provided that no such improvement or enhancement shall in any way diminish any other obligation of the Company under this Agreement.

          4. TERMINATION OF EMPLOYMENT AND RELATED SEVERANCE COMPENSATION. (a) If the Executive's employment shall be terminated by the Company or a Subsidiary during the Term for any reason other than Cause or the Executive's death or the Executive's permanent disability within the meaning of the long-term disability plan in effect for (or applicable to) the Executive as of the date of this Agreement or at any time within the six month period immediately prior to the applicable measurement date, or if the Executive's employment shall be terminated by the Executive during the Term for Good Reason, the Executive shall be entitled to the severance compensation and benefits described in Annex A to this Agreement.

          (b) If the Executive's employment shall be terminated during the Term because the Executive becomes permanently disabled within the meaning of the long-term disability plan in effect for (or applicable to) the Executive as of the date of this Agreement or at any time within the six month period immediately prior to the applicable measurement date, the Executive shall be entitled to the severance compensation and benefits described in Annex B to this Agreement.

          (c) If the Executive's employment shall terminate during the Term as a result of the Executive's death, the Executive shall be entitled to the severance compensation and benefits described in Annex C to this Agreement.

          (d) Notwithstanding the provisions of Sections 4(a) and 4(c), if the Executive's employment shall be terminated by the Company or a Subsidiary during the Severance Period for any reason other than Cause, or if the Executive's employment shall be terminated by the Executive during the Severance Period for any reason or for no reason, or if the Executive's employment shall terminate during the Severance Period as a result of the Executive's death, the Executive shall be entitled to the severance compensation and benefits described in Annex D to this Agreement.

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          (e)  No termination of the Executive's employment pursuant to Section
4(a), 4(b), 4(c) or 4(d) shall affect any rights that the Executive may have pursuant to any agreement, plan, policy, program or arrangement of the Company or any Subsidiary providing Employee Benefits, and the Executive's rights under any such agreement, plan, policy, program or arrangement shall be governed by the terms thereof.

          (f) Without limiting the rights of the Executive at law or in equity, if the Company shall fail to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in THE WALL STREET JOURNAL, plus 1.0%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (g) Notwithstanding any other provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5, 7, 8 and 9 shall survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

          (h) Notwithstanding any provision to the contrary in any applicable plan, program or agreement, (i) upon the termination of the Executive's employment pursuant to Section 4(a), 4(b), 4(c) or 4(d), all stock options then held by the Executive shall become fully vested and exercisable and shall remain so exercisable for a period of 12 months following the Termination Date, and
(ii) upon the termination of the Executive's employment pursuant to Section 4(d), all restricted stock awards then held by the Executive shall become fully vested and nonforfeitable.

          (i) Notwithstanding any provision to the contrary in any applicable agreement, note or other document evidencing any indebtedness of the Executive to the Company, (i) upon the termination of the Executive's employment pursuant to Section 4(a), 4(b) or 4(d), the Executive shall have 36 months from and after the Termination Date in which to repay such indebtedness, and (ii) upon the termination of the Executive's employment pursuant to Section 4(c), the Executive shall have 18 months from and after the Termination Date in which to repay such indebtedness.

          5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 5) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, plan, policy, program or arrangement, including but not limited to any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in

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ownership or control" of the Company, within the meaning of Section 280G of the
Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); PROVIDED, HOWEVER, that no Gross-up Payment shall be made with respect to any Excise Tax attributable to (i) any "incentive stock option" (as defined by Section 422 of the Code) granted prior to July 17, 1998 or (ii) any stock appreciation or similar right granted in tandem with any incentive stock option. The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether any Excise Tax is payable by the Executive and the amount of any such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of any such Gross-Up Payment, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall deliver to the Company and the Executive at the same time as it makes such a determination an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that shall not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm and shall otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b). Any determination by the

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Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

          (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to any Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax and, at the request of the Company, shall provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and any relevant corresponding state and local tax returns as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return or any relevant corresponding state or local tax return, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

          (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the thirty-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of any amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including but not limited to accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

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               (iv)    permit the Company to participate in any proceedings
     relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 5(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that the Executive may participate therein at his own cost and expense) and may at its option either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold harmless the Executive, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 5.

          6. NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no profits, income, earnings or other benefits from any source whatsoever will create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Paragraph 2 of Annex A and the last sentence of Paragraph 2 of Annex D.

          7. LEGAL FEES AND EXPENSES. (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny or recover from the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including but not limited to the initiation or defense of any litigation or other legal action, whether by or against the Company or any Trustee, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails in whole or in part in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing up to a maximum aggregate amount of $100,000, provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success.

          (b)  Without limiting the obligations of the Company pursuant to
Section 7(a) hereof, in the event that a Change in Control occurs, the performance of the Company's obligations under this Section 7 shall be secured by amounts, which shall in the aggregate be not less than $100,000, deposited or to be deposited in trust pursuant to certain trust agreements to which the Company shall be a party providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 7(a) shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements or, if not so provided, upon presentation from time to time by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 7(b) shall not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Subsidiary.

          8. COMPETITIVE ACTIVITY; CONFIDENTIALITY; NONSOLICITATION. (a) If the Executive's employment shall terminate or be terminated pursuant to Section 4(a) or 4(d) and the Executive shall have received or shall be receiving benefits pursuant to Section 4(a) or 4(d) and, if applicable, Section 5, the Executive shall not engage in any Competitive Activity for one year from and after the Termination Date in any geographical market where the Company shall be operating on the Termination Date.

          (b) During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 8(b)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that, without the prior written consent of the Company, he will not during the Term or thereafter disclose to any person not employed or otherwise engaged by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For the purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and is not publicly available (other than by Executive's breach of this Section 8(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, but will not be limited to, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For the purposes of the two preceding sentences, the term "Company" will also include any Subsidiary (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 8(b) will not apply (i) in the course of the business of and for the benefit of the Company during the Term, (ii) if such confidential or proprietary information shall have become generally known to the public through no fault of the Executive or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

          (c)  If the Executive's employment shall be terminated pursuant to
Section 4(a) or 4(d) and the Executive shall have received or shall be receiving benefits pursuant to Section 4(a) or 4(d) and, if applicable, Section 5, the Executive hereby covenants and agrees that, for one year from and after the Termination Date, the Executive will not, without the prior written consent of the Company (which consent shall not unreasonably be withheld) directly or indirectly on behalf of himself or on behalf of any other person, firm or company, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

          9. TERMINATION OF EMPLOYMENT PRIOR TO AND IN ANTICIPATION OF A CHANGE IN CONTROL. Notwithstanding any other provision of this Agreement to the contrary, if a Change in Control occurs and not more than 180 days prior to the date on which the Change in Control occurs, the Executive's employment with the Company is terminated by the Company or the Executive terminates his employment for Good Reason, such termination of employment shall be deemed to be a termination of employment pursuant to Section 4(d) during the Severance Period for the purposes of this Agreement if the Executive shall have reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

          10. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all such federal, state, local or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

          11. SUCCESSORS AND BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including but not limited to any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement) but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall assign, transfer or delegate this Agreement or any rights or obligations hereunder without the consent of the other, except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable by pledge, creation of a security interest or otherwise, except by a transfer by the Executive's will or the laws of descent and distribution, and in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12. NOTICES. For all purposes of this Agreement, all communications, including but not limited to notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by registered or certified United States mail (return receipt requested and postage prepaid), or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office or to the Executive at his principal residence, as the case may be, or to such other address as either party shall furnish to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

          13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the principles of conflict of laws thereof.

          14. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

          15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or written or expressed or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

          16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same agreement.

          17. PRIOR AGREEMENTS. This Agreement supersedes in its entirety the Change in Control Agreement dated as of November 20, 1997 and the Employment Agreement dated as of July 17, 1998, each between the Company and the Executive.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                       GREAT LAKES REIT


                                       By:
                                          --------------------------------------
                                          Name    Richard L. Rasley
                                              ----------------------------------
                                          Title   Executive Vice President
                                               ---------------------------------


                                          --------------------------------------
                                                  Executive

                                                                         ANNEX A

                             SEVERANCE COMPENSATION

          (1) A lump sum payment in an amount equal to two times the sum of (a) Base Pay (at the highest rate in effect for any period prior to the Termination
Date) and (b) an amount equal to the product of (i) Base Pay (at the highest rate in effect for any period prior to the Termination Date), multiplied by (ii) a fraction, the numerator of which shall be the aggregate amount of Incentive Pay earned by the Executive during the most recently completed fiscal year of the Company (or any successor thereto) and the denominator of which shall be Base Pay (as in effect for the most recently completed fiscal year of the Company or any successor thereto).

          (2) For a period of 12 months following the Termination Date (the "Continuation Period"), the Company will provide the Executive (at no cost to the Executive) with Employee Benefits that are welfare benefits (including medical, dental and other group health plan benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date or, if greater, immediately prior to the Change in Control. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any plan, policy, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, and his dependents and beneficiaries, of such Employee Benefits (together with, in the case of any benefit described in this Paragraph 2 that is subject to tax because it is not or cannot be paid or provided under any such plan, policy, program or arrangement of the Company or any Subsidiary, an additional amount such that, after payment by the Executive or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes). Notwithstanding the foregoing or any other provision of the Agreement, for the purpose of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (or any successor provision thereto), and Section 4980B of the Code (or any successor provision thereto) under the Company's medical, dental and other group health plans (or successor plans), the Executive's "qualifying event" shall be the termination of the Continuation Period and the Executive shall be considered to have remained actively employed on a full-time basis through that date. Without otherwise limiting the purposes or effect of Section 6 of the Agreement, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

          (3) In addition to the retirement income, supplemental executive retirement, and other benefits to which the Executive is entitled under the Company's Retirement Plans, a lump sum payment in an amount equal to the actuarial equivalent of the excess of (a) the retirement pension and the medical, life and other benefits that would be payable to the Executive under the Retirement Plans if the Executive continued to be employed through the Continuation Period given the Executive's Base Pay (as determined in Paragraph 1) (without regard to any amendment to the Retirement Plans made subsequent to a Change in Control that adversely affects in any manner the computation of retirement or welfare benefits thereunder), less (b) the retirement pension and the medical, life and other benefits that the Executive is entitled to receive (either immediately or on a deferred basis) under the Retirement Plans. For the purposes of this Paragraph 3, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Company's qualified retirement plan for salaried employees in effect immediately prior to the date of this Agreement.

                                                                         ANNEX B

                             SEVERANCE COMPENSATION

          (1) A lump sum payment in an amount equal to two times the sum of (a) Base Pay (at the highest rate in effect for any period prior to the Termination
Date) and (b) an amount equal to the product of (i) Base Pay (at the highest rate in effect for any period prior to the Termination Date), multiplied by (ii) a fraction, the numerator of which shall be the aggregate amount of Incentive Pay earned by the Executive during the most recently completed fiscal year of the Company (or any successor thereto) and the denominator of which shall be Base Pay (as in effect for the most recently completed fiscal year of the Company or any successor thereto).

          (2) For a period of 24 months following the Termination Date or such longer period of time as may be required under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (or any successor provision thereto), and Section 4980B of the Code (or any successor provision thereto), the Company will provide the Executive (at the Executive's expense and in accordance with Section 601 et. seq. of ERISA (or any successor provision thereto) and Section 4980B of the Code (or any successor provision thereto)) with Employee Benefits that are welfare benefits (including medical, dental and other group health plan benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date or, if greater, immediately prior to the date of this Agreement.

                                                                         ANNEX C

                             SEVERANCE COMPENSATION

          A lump sum payment in an amount equal to the sum of (1) Base Pay (at the highest rate in effect for any period prior to the Termination Date) and (2) an amount equal to the product of (a) Base Pay (at the highest rate in effect for any period prior to the Termination Date), multiplied by (b) a fraction, the numerator of which shall be the aggregate amount of Incentive Pay earned by the Executive during the most recently completed fiscal year of the Company (or any successor thereto) and the denominator of which shall be Base Pay (as in effect for the most recently completed fiscal year of the Company or any successor thereto).

                                                                       [CEO/COO]
                                                                         ANNEX D

                             SEVERANCE COMPENSATION

          (1) A lump sum payment in an amount equal to three times the sum of
(A) Base Pay (at the highest rate in effect for any period prior to the Termination Date) and (B) an amount equal to the product of (a) Base Pay (at the highest rate in effect for any period prior to the Termination Date), multiplied by (b) the greater of (x) a fraction, the numerator of which shall be the average of the aggregate amounts of Incentive Pay that shall have been earned by the Executive during each of the three then most recently completed fiscal years of the Company, and the denominator of which shall be the average of Base Pay (as in effect for each of the three then most recently completed fiscal years of the Company) or (y) a fraction, the numerator of which shall be the aggregate amount of Incentive Pay earned by the Executive during the most recently completed fiscal year of the Company (or any successor thereto) and the denominator of which shall be Base Pay (as in effect for the most recently completed fiscal year of the Company or any successor thereto).

          (2) For a period of 12 months following the Termination Date (the "Continuation Period"), the Company will provide the Executive (at no cost to the Executive) with Employee Benefits that are welfare benefits (including medical, dental and other group health plan benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date or, if greater, immediately prior to the Change in Control. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any plan, policy, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, and his dependents and beneficiaries, of such Employee Benefits (together with, in the case of any benefit described in this Paragraph 2 that is subject to tax because it is not or cannot be paid or provided under any such plan, policy, program or arrangement of the Company or any Subsidiary, an additional amount such that, after payment by the Executive or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes). Notwithstanding the foregoing or any other provision of the Agreement, for the purpose of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended (or any successor provision thereto), and Section 4980B of the Code (or any successor provision thereto) under the Company's medical, dental and other group health plans (or successor plans), the Executive's "qualifying event" shall be the termination of the Continuation Period and the Executive shall be considered to have remained actively employed on a full-time basis through that date. Without otherwise limiting the purposes or effect of Section 6 of the Agreement, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

          (3) In addition to the retirement income, supplemental executive retirement, and other benefits to which the Executive is entitled under the Company's Retirement Plans, a lump sum payment in an amount equal to the actuarial equivalent of the excess of (a) the retirement pension and the medical, life and other benefits that would be payable to the Executive under the Retirement Plans if the Executive continued to be employed through the Continuation Period given the Executive's Base Pay (at the highest rate in effect for any period prior to the Termination Date) (without regard to any amendment to the Retirement Plans made subsequent to a Change in Control that adversely affects in any manner the computation of retirement or welfare benefits thereunder), less (b) the retirement pension and the medical, life and other benefits that the Executive is entitled to receive (either immediately or on a deferred basis) under the Retirement Plans. For the purposes of this Paragraph 3, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Company's qualified retirement plan for salaried employees in effect immediately prior to the Change in Control.

                                       D-2